EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-189717 on Form S-3 of our report dated March 29, 2016, relating to the consolidated financial statements of KKR Financial Holdings LLC and subsidiaries, appearing in this Annual Report on Form 10-K of KKR Financial Holdings LLC for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 29, 2016